EXHIBIT 23.2





              INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT


The Board of Directors
IntegraMed America, Inc.,


We consent to the incorporation by reference use in the Form 10-K for the year ended December 31, 2005, the registration statements (Nos. 33-77312 and 333-64332) on Form S-8 and in the registration statement (No. 333-98947) on Form S-3 of IntegraMed America, Inc. of our report dated March 23, 2006, with respect to the consolidated balance sheet of IntegraMed America, Inc. as of December 31, 2005, and the related consolidated statement of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2005 annual report on Form 10-K of IntegraMed America, Inc.




/s/Amper, Politziner & Mattia, P.C.


Edison, New Jersey
December 19, 2006